Exhibit 99.1

For immediate release: December 18, 2012

GREENBRIER BOARD OF DIRECTORS DETERMINES ICAHN’S PROPOSAL

GROSSLY UNDERVALUES THE COMPANY

Company Remains Willing to Continue Discussing Various Combinations of

Greenbrier and American Railcar Industries

LAKE OSWEGO, Oregon, December 18, 2012 – The Greenbrier Companies, Inc. [NYSE: GBX] (“Greenbrier” or “the Company”) today disclosed that the Company and its advisors have been engaged in discussions with Carl Icahn and his associates regarding an acquisition of Greenbrier by American Railcar Industries, Inc. [NASDAQ: ARII] (“American Railcar”) or an acquisition of American Railcar by Greenbrier.

While Mr. Icahn’s 13D/A disclosed a conditional proposal to acquire Greenbrier for $20 per share in cash, the Company noted that in previous conversations with Greenbrier, Mr. Icahn talked about an acquisition of Greenbrier at a price of between $20 and $22 per share in cash. The Greenbrier Board of Directors believes a price range of $20 - $22 per share is inadequate, grossly undervalues the Company and is not in the best interests of Greenbrier stockholders.

Greenbrier has repeatedly made clear to Mr. Icahn its interest in acquiring American Railcar at a modest premium, taking into account the current full valuation of American Railcar’s stock.

The Greenbrier Board believes that a combination of Greenbrier and American Railcar could be beneficial to both companies and their stockholders, and that there could be substantial synergies achieved through such a combination. The Board remains ready and willing to continue discussions with Mr. Icahn and to consider any combination of Greenbrier and American Railcar that would be in the best interest of the Company’s stockholders. However, the Board will not support a transaction that undervalues the Company and the potential benefits to American Railcar, or overvalues American Railcar.

Greenbrier’s integrated business model and diversified product offerings enhance financial performance across the business cycle, create powerful cross-selling opportunities and capture value for both Greenbrier and its customers throughout the life of a railcar. Greenbrier’s diverse product offerings serve a broad array of commodities, such that the Company is not dependent on only a few drivers of demand. Over the last several years, the Company has grown its share, particularly in tank and hopper cars, as a result of its strategy. The Company continues to ramp up tank car production to an annual rate of 3,000 cars, three times as many tank cars as the Company delivered in fiscal 2012, with a targeted 20 percent share of normalized demand in the tank car segment. Over the cycle, demand for tank cars is forecasted to slow down and be replaced by demand for other railcar types. Greenbrier is well-positioned to adapt to these changes. In light of the Company’s integrated strategy and low-cost manufacturing footprint, as well as the benefits to Greenbrier of a more broad based economic recovery, Mr. Icahn’s proposal grossly undervalues the Company.

Goldman, Sachs & Co. and Bank of America Merrill Lynch are serving as the Company’s financial advisers and Skadden, Arps, Slate, Meagher & Flom LLP and Tonkon Torp LLP are legal advisers.

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its four manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 39 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 10,000 railcars, and performs management services for approximately 221,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies, production of new railcar types, or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2012, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

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Contact:

Mark Rittenbaum

The Greenbrier Companies, Inc.

(503) 684-7000

Or

Matthew Sherman / Andrew Siegel / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449